Exhibit 99.1

For Immediate Release	For more information, contact:
March 20, 2006	Donald L. Correll, President and CEO
Pennichuck Corporation
603-913-2300 x2301

PENNICHUCK ANNOUNCES MANAGEMENT CHANGES AS

TOP EXECUTIVE TAPPED FOR AMERICAN WATER CEO POST

CEO Donald L. Correll Leaves Pennichuck in “Strong Position”

Merrimack, NH (NASDAQ: PNNW) – Pennichuck Corporation today announced that Donald L. Correll, its president and chief executive officer, has accepted the position of president and chief executive officer at American Water. He will leave Pennichuck in mid-April. Hannah McCarthy, a member of Pennichuck’s Board of Directors since 1994, has been appointed interim chief executive officer for Pennichuck Corporation and will assume this role upon Correll’s departure. McCarthy served as president of Daniel Webster College for 25 years, retiring from that post in June 2005. She has served as chair of the New Hampshire College and University Council (NHCUC), a director of the Boys and Girls Club of Greater Nashua for over 20 years, and as a director of the statewide New Hampshire Charitable Foundation, as well as its Nashua regional division, where she is now volunteer chair. Pennichuck announced the formation of an executive search committee to seek a replacement for Correll as CEO.

The Board also voted to promote Donald L. Ware to president of Pennichuck Water Works, Inc., and the other operating utilities. Ware previously served as senior vice president, operations, and chief engineer of Pennichuck Water Works, Inc. He has been a part of the Pennichuck management team for more than 10 years and brings a significant depth of knowledge and experience managing and operating the utility. He is responsible for the overall operations of Pennichuck’s water utility subsidiaries, including water quality and supply, distribution, engineering, system upgrades and security. Previously, Ware was general manager of the Augusta, Maine, Water District for nine years. He is a member of both the New England Water Works Association and the New Hampshire Water Works Association. A resident of Merrimack, Ware is a licensed Professional Engineer in New Hampshire and also has his Class IV Water Treatment and Distribution License. Ware earned his bachelor’s degree in civil engineering from Bucknell University, and his master’s degree in business administration from the Whittemore School of Business and Economics at the University of New Hampshire.

The company also announced that its Board of Directors voted to promote William D. Patterson to senior vice president and chief financial officer of Pennichuck Corporation. Patterson has served as vice president and chief financial officer for Pennichuck Corporation for the past year and has over 25 years of experience in the water and utility industries. Patterson served for over 15 years as a senior investment banker at E.F. Hutton, Shearson Lehman and Smith Barney, where he headed the firm’s corporate finance practice for utility companies. Most recently before joining Pennichuck, Patterson founded and served as president of EnSTAR Management Corporation and also served as executive advisor to Concentric Energy Advisors in Marlborough, MA, both firms providing independent corporate finance advisory and consulting services to utility and energy companies. Patterson earned his Bachelor of Science degree in Civil Engineering from Princeton University and a Masters of Business Administration degree in Finance and Accounting from the University of Chicago Graduate School of Business.

According to John R. Kreick, chairman of Pennichuck’s Board of Directors, Correll leaves the company in a strong position. The company has been successful in expanding and building business beyond its traditional service areas in southern New Hampshire. The company is committed to continuing the execution of its business plan. Its financial position has been strengthened as operating results have continued to improve and the company successfully arranged a $50 million tax-exempt bond offering in cooperation with the State of New Hampshire Business Finance Authority in October 2005. The financial strength of the company was enhanced further when Pennichuck completed a public offering of 959,000 shares of common stock earlier this year, increasing its equity by $17.4 million.

Dr. Kreick also credited Correll for strong and determined leadership in the city’s ongoing eminent domain battle with the city of Nashua. “Don has helped us remain focused on our business goals, despite the costly distraction of having to defend our company from this hostile attempt to seize our water utilities by eminent domain. While this five-year long eminent domain battle is far from over, Pennichuck is in a strong position with a case before the NH Public Utilities Commission that articulates clearly the fact that taking Pennichuck, New Hampshire’s oldest continuously operating business, by eminent domain is not in the public’s best interest,” said Kreick.

Kreick went on to state, “The Pennichuck organization is well-positioned to defend the company and will do so with steadfast determination. We have complete confidence in the testimony that we have filed with the PUC and we are prepared to defend ourselves for as long as it takes and at whatever cost we may need to bear to ensure that our customers, employees and shareholders’ interests are protected.”

“I am pleased that during my tenure we have been able to grow and expand Pennichuck, having moved forward with our construction program and continually improved our customer service,” said Correll. “I will miss Pennichuck Corporation and its employees, but when the opportunity at American Water unexpectedly came up, it presented me with a unique professional challenge that I could not pass up. I am committed to working closely with Hannah, Don, Bill and John during the next month to ensure a smooth transition.”

With headquarters in Voorhees, NJ, American Water is the largest, most geographically diversified provider of water services in North America, serving 18 million people in 29 states and three Canadian provinces.

Pennichuck Corporation is a holding company located in Merrimack, New Hampshire with three wholly owned operating subsidiaries involved in regulated water supply and distribution throughout southern and central New Hampshire; non-regulated, water-related services conducted through Pennichuck Water Service Company; and real estate investment and development activities conducted through The Southwood Corporation.

Pennichuck Corporation is traded on the NASDAQ Stock Market under the symbol “PNNW.”

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